Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

FIRST LIGHT ACQUISITION GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(f)(2)	25,000,000(1)	N/A(2)	$2,310.00	(5)	$0.25

Fees to Be Paid	Equity	Common Stock	457(f)(1)	20,000,000(3)	$10.21(4)	$204,200,000.00	(5)	$22,502.84

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$22,503.09

(1)

Represents 25,000,000 shares of New Calidi Common Stock Common Stock, par value $0.0001, per share to be issued or issuable in connection with the business combination described in the accompanying proxy statement/prospectus (“Business Combination”).

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Calidi is a private company, no market exists for its securities, and Calidi has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of Calidi shares is one-third of the aggregate par value of the Calidi shares expected to be exchanged in the Business Combination.

(3)

Represents (a) 18,000,000 Escalation Shares (as defined and described in the accompanying proxy statement/prospectus) issuable upon certain Escalation Achievement Dates (as defined and described in the accompanying proxy statement/prospectus) and (b) an additional 2,000,000 Non-Redeeming Continuation Shares (as defined and described in the accompanying proxy statement/prospectus) issuable to the holders of shares of FLAG Class A Common Stock, on a pro rata basis, who do not redeem their shares of FLAG Class A Common Stock pursuant to the Redemption.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of FLAG Class A Common Stock on the NYSE American exchange on February 8, 2023 ($10.21 per share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.